UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2004

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	Mr. Anthony Piszel has resigned as Senior Vice President, Controller and Principal Accounting Officer of Prudential Financial, Inc. (the “Company”), effective August 31, 2004.

(c)	The Company has appointed Mr. Peter Sayre to replace Mr. Piszel as Controller of the Company and has designated Mr. Dennis Sullivan to replace Mr. Piszel as Principal Accounting Officer of the Company, in each case effective August 31, 2004.

Mr. Sayre, 51, has been with the Company or its affiliates since March 1985. Over the years he has held a number of legal and finance positions with the Company or its affiliates, with a principal focus on tax matters. He became a Corporate Vice President and Associate Comptroller of The Prudential Insurance Company of America in June 1994. In March 2000, he became Chief Tax Officer of The Prudential Insurance Company of America. He has been a Vice President and Chief Tax Officer of the Company since December 2001. Mr. Sayre obtained his designation as a certified public accountant and is a lawyer. He has an undergraduate degree in economics and a graduate degree in accounting from the Wharton School of the University of Pennsylvania and his law degree from the University of Pennsylvania. In addition to serving as Controller, Mr. Sayre will continue to head the Company’s Tax Department.

Mr. Sullivan, 49, has been a Vice President of The Prudential Insurance Company of America since November 1998 and Deputy Corporate Controller of the Company since December 2001. His principal responsibilities have focused on accounting matters, external financial reporting and management reporting, planning and forecasting. From January 1998 to November 1998, he was Corporate Controller and Chief Accounting Officer of ContiFinancial Corporation. From June 1989 to January 1998 he held various positions at Salomon Inc. and was Deputy Corporate Controller of that company between September 1996 and January 1998. Mr. Sullivan is a certified public accountant. He has an undergraduate degree in accounting from New York University and a Masters in Business Administration from Columbia University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2004

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Kathleen M. Gibson
Name:	Kathleen M. Gibson
Title:	Vice President, Secretary and Corporate Governance Officer